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                     July 1, 2021

       Byron Roth
       Chief Executive Officer and Chairman
       Roth CH Acquisition II, Co.
       888 San Clemente Drive, Suite 400
       Newport Beach, CA 92660

                                                        Re: Roth CH Acquisition
II, Co.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 14, 2021
                                                            File No. 001-39795

       Dear Mr. Roth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Mitchell Nussbaum, Esq.